UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

October 3, 2017 (September 27, 2017)

Rite Aid Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-5742	23-1614034
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

30 Hunter Lane, Camp Hill, Pennsylvania 17011

(Address of principal executive offices, including zip code)

(717) 761-2633

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company               ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02(c)          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 28, 2017, Rite Aid Corporation (the “Company”) announced the appointment of Kermit Crawford as the President and Chief Operating Officer of the Company, effective as of October 2, 2017.

Mr. Crawford, age 58, has served as a retail and healthcare adviser and consultant for New York City-based Sycamore Partners, a private equity firm specializing in retail and consumer investments, since 2015.

Prior to joining Sycamore Partners, Mr. Crawford, a licensed pharmacist, spent more than 30 years with Walgreens, where he held a wide range of store operations and senior management positions, including responsibility for the company’s pharmacy services, which included its pharmacy benefit management services. When he retired from Walgreens in 2014, Crawford was executive vice president and president of Walgreen’s pharmacy, health and wellness division, where he was responsible for all aspects of strategic, operational and financial management for the division.

Mr. Crawford  also serves on the board of directors for Allstate and LifePoint Health. He is also on the Board of Councilors of the University of Southern California School of Pharmacy. Mr. Crawford earned a Bachelor of Science degree in pharmacy from Texas Southern University College of Pharmacy and Health Sciences in Houston.

The Company has entered into an employment agreement with Mr. Crawford, dated as of September 27, 2017 (the “Employment Agreement”).  The Employment Agreement has an initial term of three (3) years, and thereafter will automatically renew for successive one (1) year terms unless either he or the Company gives prior notice of nonrenewal.  Pursuant to the Employment Agreement, Mr. Crawford will be paid a base salary, on an annualized basis, of $1,000,000, he will be eligible for a target annual cash bonus opportunity equal to 175% of his base salary (prorated for fiscal year 2018), and he will be granted annual long-term equity incentive awards with a grant date fair value equal to 425% of his base salary.  The Employment Agreement further provides that the Company will grant to Mr. Crawford inducement awards of restricted stock units with a grant date fair value equal to $2,000,000, which will vest in equal annual installments on each of the three successive anniversaries of the date of grant, 1,000,000 nonqualified stock options, which will vest and become exercisable in equal installments on each of the four successive anniversaries of the date of grant, and a cash bonus equal to $1,000,000, which will be paid to Mr. Crawford shortly following October 2, 2017 and which will be subject to a repayment obligation upon certain terminations of employment occurring on or prior to October 2, 2020.

The Employment Agreement provides that in the event the Company terminates Mr. Crawford’s employment without “cause” or Mr. Crawford terminates his employment for “good reason” (each as defined in the agreement), and subject to his execution of a release of claims, Mr. Crawford will receive: (i) an amount equal to two (2) times the sum of (x) his base salary plus (y) target annual bonus, which will be payable in equal installments, generally over a period of two (2) years following the date the release of claims becomes irrevocable; (ii) an amount equal to his target annual bonus for the year in which the termination of employment occurs, prorated to reflect the portion of the year prior to his termination of employment; (iii) twenty-four (24) months’ benefits continuation; and (iv) accelerated vesting of any then-outstanding restricted stock awards and stock options that would have vested and become exercisable, as applicable, assuming he remained employed by the Company for a period of two (2) years following the date of termination of employment.  The Employment Agreement further provides that any severance payable to Mr. Crawford will be reduced to the amount that is not subject to the excise tax on excess parachute payments if doing so would result in a greater after-tax payment to him.  The Employment Agreement also subjects Mr. Crawford to certain confidentiality obligations and certain noncompetition, noninterference and nonsolicitation restrictions for a period of twelve (12) months’ post-employment.

The foregoing description of the Employment Agreement is a summary of certain of its terms only and is qualified in its entirety by the full text of the agreement filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01.     Financial Statements and Exhibits.

(d)          Exhibits

10.1	Employment Agreement by and between Rite Aid Corporation and Kermit Crawford, dated September 27, 2017.

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement by and between Rite Aid Corporation and Kermit Crawford, dated September 27, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RITE AID CORPORATION

Dated: October 3, 2017	By:	/s/ James J. Comitale
		Name:	James J. Comitale
		Title:	Senior Vice President, General Counsel